EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Investor Relations Contact:
Tom Ryan/Amanda Mullin
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com

ZipRealty, Inc. Announces First Quarter Results
Management Also Announces Planned Entry into Palm Beach & Greater Philadelphia
Emeryville, Calif. — May 8, 2006 — ZipRealty, Inc. (Nasdaq: ZIPR) today announced financial results for its first quarter ended March 31, 2006. For the quarter, net revenues were $19.2 million, an 8% increase from the $17.8 million reported in the first quarter of 2005. The Company’s net loss for the period was $0.8 million, or $0.04 per share compared to net income of $0.7 million or $0.03 per diluted share in the year ago period. On a pro forma basis, net loss per share was $0.09 versus net income of $0.03 per diluted share in the year ago period.
Eric Danziger, Chief Executive Officer of ZipRealty, commented, “We are pleased that first quarter financial results exceeded expectations. Our performance was driven, in part, by improved closing yields, continuing success in the launch and ramp-up of new markets and increased efficiencies, particularly in the area of customer acquisition.” Danziger continued, “In terms of new market activity for the period, we commenced operations in Tampa and were particularly pleased that Houston reached profitability just nine months after its launch. Additionally, we expect to be operational in Orlando in the second quarter and Minneapolis and Austin in the third quarters of 2006. Finally, we are pleased to announce that we plan to enter Palm Beach and the Greater Philadelphia area by the end of calendar 2006. Collectively, these new market opportunities position ZipRealty for further revenue diversification while meeting our shorter term goal of four to six new markets this year.”
ZipRealty announced the following operating metrics for the first quarter of fiscal 2006:
•	At March 31, 2006, 1,481 ZipAgents were employed, up from 1,366 at the end of the fourth quarter of fiscal 2005 and 983 at the end of the first quarter of fiscal 2005.

•	Total value of real estate transactions closed increased approximately 8% to $899 million from $832 million in the first quarter of 2005.

•	Number of transactions closed increased 13% to 2,638 from 2,343 during the same period last year.

•	Average net revenue per transaction decreased 4% to $7,069 from $7,391 in the first quarter of 2005, due primarily to a mix shift towards lower home-priced markets.
Gary Beasley, President and CFO of ZipRealty, commented, “While the real estate market continues to transition, we are confident that ZipRealty remains well positioned to execute its growth strategy. Combined with a strong balance sheet and a brand that is increasingly associated with service and satisfaction relative to our peers, we have the utmost confidence in our ability to scale nationally. We look forward to the remainder of 2006 and are confident that we can effectively compete in this $60 billion market opportunity.”
Balance Sheet & Liquidity
As of March 31, 2006, the Company had approximately $83.5 million of cash, cash equivalents and short-term investments with no long-term debt.
Financial Guidance
Management believes that in addition to generally accepted accounting principles in the United States, or GAAP, measures, investors may also benefit from examining a non-GAAP measure that the Company refers to as “pro forma earnings,” which is defined as GAAP earnings, excluding the effect of stock-based compensation, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. Pro forma earnings, and their reconciliation to the nearest GAAP measure, are included in the attached financial tables.
Based upon current visibility into the second quarter, the Company expects revenues to range between $22 and $24 million. At this revenue level, reported loss per share is expected to be between $0.04 and $0.02 with a corresponding pro forma earnings per share range of approximately breakeven.
For the full year ended December 31, 2006, management reiterated that it expects revenues to range between $105 and $115 million. The Company also expects reported earnings per fully diluted share for fiscal 2006 to be between $0.02 and $0.08 with a corresponding pro forma earnings per fully diluted share range of $0.15 to $0.25.
During the fourth quarter of fiscal 2005, the Company reversed its valuation allowance on deferred tax assets. Subsequent to this reversal, and the Company’s adoption of FAS123(R) effective the first quarter of 2006, the Company currently estimates an effective 2006 income tax rate of between 50% and 70% will be recorded for book purposes. Despite the book tax rate, however, ZipRealty does not expect to pay material cash taxes until it exhausts its $45 million of federal and $29 million of state net operating loss carryforwards. The Company’s cash taxes are limited to certain AMT taxes that currently result in an effective cash tax rate of approximately 3% to 4%.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with GAAP, ZipRealty uses a non-GAAP measure of net income (loss) it refers to as “pro forma earnings” that excludes certain items including stock-based compensation charges, non-cash income taxes and one-time items such as the litigation settlement expense incurred in 2005. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables. These non-GAAP adjustments are provided to enhance the user’s overall understanding of ZipRealty’s current financial performance and its prospects for the future. ZipRealty believes these non-GAAP results provide useful information to both management and investors by excluding certain items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between quarters. Further, this non-GAAP method is the primary basis management uses for planning and forecasting its future operations. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.
Conference Call Details
A conference call to discuss fiscal first quarter financial results and future guidance will be webcast live on Monday, May 8, 2006 at approximately 5:00 p.m. Eastern Time on the investor relations section of ZipRealty’s website, www.ziprealty.com. Listeners may also access the call by dialing (800) 665-0430. A replay of the conference call will be available through May 15, 2006 by dialing (888) 203-1112, password 6232204.
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 17 major metropolitan areas in eleven states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements regarding future expansion into new markets, execution of future growth strategy, the future state of the residential real estate market, future brand recognition for customer service and satisfaction, statements under “Financial Guidance” concerning expected revenues and earnings/loss per share for the quarter ending June 30, 2006 and the full year ending December 31, 2006, and statements concerning future treatment of the Company’s tax valuation allowance and future tax rates and tax obligations. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the Company’s limited operating history and only recent profitability, the Company’s access to MLS listings and leads from third parties that it does not control, economic events or trends in housing prices, the newness of the Company’s business model, the Company’s ability to hire, retain and train qualified agents and key personnel, seasonality, competition, interest rates, consumer use of the Internet or other items that are beyond the Company’s control, the protection of the Company’s brand identity, intellectual property rights and computer systems, the Company’s ability to manage growth in terms of personnel, expansion into new markets, information and control systems and legal restrictions, the Company’s ability to comply with often complex federal and state laws and regulations concerning real estate brokerage, internet content, privacy and other matters as well as rules of real estate industry organizations, the Company’s ability to estimate the financial impact of expensing option grants, geographic concentration, use by Internet service providers and personal computer users of more restrictive email filters, and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. ZipRealty assumes no obligation to update the forward-looking statements included in this release.

ZipRealty, Inc.
Statements of Operations (unaudited)
(In thousands, except per share amounts and operating data)

	Three Months Ended March 31,
	2006	2005
Net transaction revenues	$18,648	$17,318
Referral and other revenues	569	500

Net revenues	19,217	17,818

Operating expenses
Cost of revenues	10,740	10,073
Product development	1,279	594
Marketing and business development	3,073	2,807
General and administrative	7,431	4,262

Total operating expenses	22,523	17,736

Income (loss) from operations	(3,306)	82

Other income (expense):
Interest income	800	600
Other income (expense), net	—	(1)

Total other income (expense), net	800	599

Income (loss) before income taxes	(2,506)	681

Provision for (benefit from) income taxes	(1,718)	19

Net income (loss)	$(788)	$662

Net income (loss) per share:
Basic	$(0.04)	$0.03
Diluted	$(0.04)	$0.03

Weighted average common shares outstanding:
Basic	20,291	19,885
Diluted	20,291	25,711

Supplemental operating data (unaudited)
Number of ZipAgents at beginning of period	1,366	914
Number of ZipAgents at end of period	1,481	983
Total value of real estate transactions closed during period (in billions)	$0.9	$0.8
Number of transactions closed during period (1)	2,638	2,343
Average net revenue per transaction during period (2)	$7,069	$7,391

(1)	The term “transaction” refers to each representation of a buyer or seller in a real estate purchase or sale.

(2)	Average net revenue per transaction equals net transaction revenues divided by number of transactions with respect to each period.
Pro forma earnings (loss) and pro forma earnings (loss) per share
 Pro forma earnings (loss) and pro forma earnings (loss) per share have been computed to give effect to excluding stock-based compensation, non-cash income taxes and one-time items. Management believes that pro forma earnings (loss) for the three months ended March 31, 2006 and 2005 provides useful information to investors because it excludes the impact of items it believes are not indicative of its core operating results and thus presents a more consistent basis for comparison between periods.

	Three Months Ended March 31,
	2006	2005
Net income (loss) as reported	$(788)	$662
Add: Stock-based compensation	556	35
Deduct: Non-cash income taxes	(1,569)

Pro forma earnings (loss)	$(1,801)	$697

Pro forma earnings (loss) per share:
Basic	$(0.09)	$0.04
Diluted	$(0.09)	$0.03

Pro forma weighted average common shares outstanding:
Basic	20,291	19,885
Diluted	20,291	25,711

ZipRealty, Inc.
Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$12,482	$6,868
Short-term investments	71,055	82,041
Accounts receivable, net of allowance	1,917	1,634
Prepaid expenses and other current assets	3,719	3,138
Current and deferred income taxes	2,219	500

Total current assets	91,392	94,181

Restricted cash	90	90
Property and equipment, net	4,095	2,538
Deferred tax asset, net	17,053	17,053
Other assets	128	91

Total assets	$112,758	$113,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,124	$1,631
Accrued expenses	6,322	8,503

Total current liabilities	8,446	10,134

Other long-term liabilities	594	38

Total liabilities	9,040	10,172

Stockholders’ equity:
Common stock: 20,319 and 20,273 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	20	20
Additional paid-in capital	130,748	130,077
Common stock warrants	6,094	6,094
Deferred stock-based compensation	(226)	(257)
Accumulated other comprehensive loss	(467)	(490)
Accumulated deficit	(32,451)	(31,663)

Total stockholders’ equity	103,718	103,781

Total liabilities and stockholders’ equity	$112,758	$113,953